Exhibit 99.1

Scripps reports third-quarter 2016 results

For immediate release
November 4, 2016

CINCINNATI - The E.W. Scripps Company (NYSE: SSP) today reported operating results for the third quarter of 2016.

For the quarter, net income from continuing operations was $12.5 million or 15 cents per share. In the prior-year period, the net loss from continuing operations was $24.4 million or 29 cents per share, including a non-cash goodwill and intangible impairment charge of $24.6 million and Journal-related transaction and acquisition integration costs of $4.2 million. As previously reported, the non-cash impairment charge and Journal-related costs reduced net income by $24 million or 31 cents per share in 2015.

Third-Quarter Highlights

•	Election-year political advertising for the television division was $26.9 million in the third quarter. We expect full-year political advertising to be about $100 million.

•	Digital revenue grew 45 percent, driven by strong organic growth and acquisitions.

•
Retransmission revenue increased 46 percent. We are currently negotiating two renewals covering 3 million households, which will help fuel an estimated 20 percent increase in retransmission revenue in 2017.

•	The Summer Olympics contributed $10.3 million in revenue to our five NBC stations, with our No. 1 West Palm Beach station garnering the highest ratings in the country for the Rio Opening Ceremonies.

•
Scripps was one of only three local broadcast companies to be nominated for a National Emmy Award in the investigations and documentaries category. KGTV in San Diego and KNXV in Phoenix were among five finalists for this top industry honor, and KNXV won the National Emmy for its investigation "Dental Dangers." Our over-the-top video news network Newsy and Scripps Washington Bureau also were finalists for National Emmys.

•
The Scripps original program “The List” is now running in 44 markets serving 28 percent of U.S. television households and began airing in major markets including Atlanta, Seattle, Minneapolis, New Orleans and Jacksonville.

•
Newsy delivered 330 million video views and is on track to exceed our 2016 goal of 1 billion video views for the year. Newsy continued to expand its distribution, launching on Hulu as well as its first cable platform, Cincinnati Bell Fioptics.

Commenting on the third-quarter results, Scripps Chairman, President and CEO Rich Boehne said:

“This uncommon - if not downright unique - presidential election, combined with key Senate races in Ohio, Florida, Colorado and Wisconsin becoming far less competitive than forecast, leaves us with much less political advertising revenue than we expected.

“Political spending was healthy further down the ticket and across the country, but presidential spending in some typically crucial swing states was roughly half of what we saw four years ago, reducing the opportunity for some Scripps stations.

“Our local TV newsrooms served communities across the country with unmatched political news coverage. They cut through the noise and helped voters understand issues that could affect their lives for many years to come. We also used the spectacle of this election to boost the brands and audiences of our fast-growing over-the-top video and audio businesses.

“Newsy, aimed at younger viewers, secured a National Emmy nomination for its fact-checking reporting during the presidential primaries and rode this momentum to a long list of new distribution partners in recent months, including Hulu and Cincinnati Bell Fioptics.

“At Midroll, where we own, host, market and distribute some of the most popular podcasts now being heard, we took advantage of this election to reach new audiences with shows including “The David Gregory Show” and “DecodeDC” that provided some of the most compelling commentary during this election cycle.

“And at Cracked, where the brutal absurdities of current events are our currency, the election has been an opportunity to build both brand and reach through clever satire.”

Third-Quarter Operating Results
Revenues increased $43.3 million, or 23 percent, to $233 million, compared to the third quarter of 2015. The increase was primarily a result of increases in retransmission revenue, political advertising revenue and our growing digital businesses.

Costs and expenses for segments, shared services and corporate were $187 million, up from $167 million, primarily driven by expenses from higher network programming fees and costs in our digital businesses.

Third-quarter results by segment compared to prior-period amounts were:

Television
In the third quarter of 2016, revenue from our television group was $197 million, up $39.8 million or 25 percent. Retransmission revenue increased $16.8 million, and political advertising revenue was $26.9 million in the presidential election year compared to $4.3 million in 2015.

Advertising revenue broken down by category was:

•	Local, flat at $77.9 million (on a same-station basis, excluding the 2015 results of our divested Boise station, KNIN)

•	National, up 2.2 percent to $35.5 million (on a same-station basis)

•	Political, $26.9 million in 2016 compared to $4.3 million in 2015

Retransmission revenue was up 46 percent to $53.1 million, and core advertising was up 0.4 percent on a same-station basis.
Total segment expenses increased 11 percent to $139 million, driven by increases in programming fees tied to network affiliation agreements.

Third-quarter segment profit in the television division was $58.3 million, compared to $31.7 million in the year-ago quarter.

Radio
Revenue was $19.3 million, down from $20.4 million in the 2015 quarter. Expenses were $16.8 million compared to $16.3 million in 2015. The 2016 expenses include about $500,000 of costs for flood cleanup at our operations in Wichita, Kansas.

Segment profit in the radio division was $2.5 million in the third quarter of 2016, down from $4.1 million in the 2015 quarter.

Digital
We acquired Midroll early in the third quarter of 2015 and Cracked in the second quarter of 2016. Digital revenue was $15.8 million, up $4.9 million from the prior period. Excluding the impact of Midroll and Cracked, total revenue increased 20 percent.

Expenses for the digital group were $21.4 million, an increase of $6.9 million from the prior-year period. Excluding the impact of Midroll and Cracked, expenses increased about 16 percent.

Reported segment loss in the digital division was $5.6 million in the third quarter of 2016, compared to $3.6 million in the 2015 quarter.

Financial condition
On Sept. 30, cash and cash equivalents totaled $88.4 million while total debt was $397 million.

From Jan. 1 through Oct. 31, we repurchased about 2.1 million shares at an average price of $16.48. There is about $49 million remaining under a share authorization program that expires at the end of this year.

Looking ahead
Comparisons are to the fourth quarter of 2015, during which we owned the former Journal Communications TV and radio stations for the entire period.

Fourth-quarter 2016
Television revenue	Up mid-30 percent range
Television expense	Up about 10 percent
Radio revenue	Down low single digits
Radio expense	Down low single digits
Digital revenue	Up low 40 percent range
Digital expense	Up mid 30 percent range
Corporate and shared services	~ $10 million

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s third-quarter results during a telephone conference call at 9 a.m. (Eastern) today. Scripps will offer a live webcast of the conference call. To access the webcast, visit http://www.scripps.com and click on “investors” and then “investor information.” The webcast link can be found on that page under “upcoming events.”

To access the conference call by telephone, dial (800) 230-1059 (U.S.) or (612) 234-9959 (international) approximately five minutes before the start of the call. Investors and analysts will need the name of the call ("Scripps earnings call") to be granted access. Callers also will be asked to provide their name and company affiliation. The public is granted access to the conference call on a listen-only basis.

A replay line will be open from 11 a.m. Eastern time Nov. 4 until 11:59 p.m. Nov. 18. The domestic number to access the replay is (800) 475-6701, and the international number is (320) 365-3844. The access code for both numbers is 404822.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit http://www.scripps.com approximately four hours after the call, click on "investors" then "investor information," and the link can be found on that page under “audio/video links.”

Forward-looking statements
This press release contains certain forward-looking statements related to the company's businesses that are based on management's current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company's written policy on forward-looking statements can be found in its SEC Form 10-K. The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps
The E.W. Scripps Company (NYSE: SSP) serves audiences and businesses through a growing portfolio of television, radio and digital media brands. Scripps is one of the nation’s largest independent TV station owners, with 33 television stations in 24 markets and a reach of nearly one in five U.S. households. It also owns 34 radio stations in eight markets. Scripps also runs an expanding collection of local and national digital journalism and information businesses, including multi-platform satire and humor brand Cracked, podcast industry leader Midroll Media and over-the-top video news service Newsy. Scripps also produces television shows including “The List” and “The Now,” runs an award-winning investigative reporting newsroom in Washington, D.C., and serves as the longtime steward of the nation’s largest, most successful and longest-running educational program, the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

Media contact:
Valerie Miller, The E.W. Scripps Company, 513-977-3023, Valerie.miller@scripps.com

THE E.W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2016	2015	2016	2015

Operating revenues	$233,040	$189,691	$670,355	$510,848
Segment, shared services and corporate expenses	(187,192)	(166,780)	(555,642)	(451,650)
Defined benefit pension plan expense	(3,605)	(2,976)	(10,504)	(9,782)
Acquisition and related integration costs	—	(4,206)	(578)	(36,953)
Depreciation and amortization	(14,892)	(16,273)	(44,089)	(37,934)
Impairment of goodwill and intangibles	—	(24,613)	—	(24,613)
Losses, net on disposal of property and equipment	(26)	(200)	(44)	(579)
Operating expenses	(205,715)	(215,048)	(610,857)	(561,511)
Operating income (loss)	27,325	(25,357)	59,498	(50,663)
Interest expense	(4,592)	(4,246)	(13,603)	(10,523)
Miscellaneous, net	(596)	1,061	(1,245)	12
Income (loss) from continuing operations before income taxes	22,137	(28,542)	44,650	(61,174)
(Provision) benefit for income taxes	(9,615)	4,099	(15,752)	15,661
Income (loss) from continuing operations	12,522	(24,443)	28,898	(45,513)
Loss from discontinued operations, net of tax	—	—	—	(15,432)
Net income (loss)	$12,522	$(24,443)	$28,898	$(60,945)

Net income (loss) per basic share of common stock:
Income (loss) from continuing operations	$0.15	$(0.29)	$0.34	$(0.61)
Loss from discontinued operations	—	—	—	(0.21)
Net income (loss) per basic share of common stock	$0.15	$(0.29)	$0.34	$(0.82)

Weighted average basic shares outstanding	83,230	84,107	83,654	75,213
See notes to results of operations.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structures. Our reportable segments are strategic businesses that offer different products and services.
Our television segment includes 15 ABC affiliates, five NBC affiliates, two FOX affiliates, two CBS affiliates and four non big-four affiliated stations. We also own five Azteca America Spanish-language affiliates. Our television stations reach approximately 18% of the nation’s television households. Television stations earn revenue primarily from the sale of advertising time to local, national and political advertisers and retransmission fees received from cable operators and satellite carriers.
Our radio segment consists of 34 radio stations in eight markets. We operate 28 FM stations and six AM stations. Our radio stations earn revenue primarily from the sale of advertising to local advertisers.

Our digital segment includes the digital operations of our local television and radio businesses. It also includes the operations of our national digital businesses of Newsy, an over-the-top ("OTT") video news service, Cracked, the multi-platform humor and satire brand, and Midroll, a podcast industry leader. Our digital operations earn revenue primarily through the sale of advertising and marketing services.

Syndication and other primarily includes the syndication of news features and comics and other features for the newspaper industry.

We allocate a portion of certain corporate costs and expenses, including information technology, certain employee benefits and shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount. Corporate assets are primarily cash and cash equivalents, restricted cash, property and equipment primarily used for corporate purposes, and deferred income taxes.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan expense, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding the operating results of our business segments is as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2016	2015	Change	2016	2015	Change

Segment operating revenues:
Television	$197,283	$157,437	25.3%	$568,932	$439,049	29.6%
Radio	19,301	20,421	(5.5)%	52,087	39,834	30.8%
Digital	15,754	10,861	45.1%	43,287	25,698	68.4%
Syndication and other	702	972	(27.8)%	6,049	6,267	(3.5)%
Total operating revenues	$233,040	$189,691	22.9%	$670,355	$510,848	31.2%

Segment profit (loss):
Television	$58,305	$31,707	83.9%	$153,290	$98,357	55.9%
Radio	2,528	4,073	(37.9)%	8,574	8,981	(4.5)%
Digital	(5,633)	(3,639)	54.8%	(13,481)	(13,210)	2.1%
Syndication and other	(832)	(572)	45.5%	(984)	(1,229)	(19.9)%
Shared services and corporate	(8,520)	(8,658)	(1.6)%	(32,686)	(33,701)	(3.0)%
Defined benefit pension plan expense	(3,605)	(2,976)		(10,504)	(9,782)
Acquisition and related integration costs	—	(4,206)		(578)	(36,953)
Depreciation and amortization	(14,892)	(16,273)		(44,089)	(37,934)
Impairment of goodwill and intangibles	—	(24,613)		—	(24,613)
Losses, net on disposal of property and equipment	(26)	(200)		(44)	(579)
Interest expense	(4,592)	(4,246)		(13,603)	(10,523)
Miscellaneous, net	(596)	1,061		(1,245)	12
Income (loss) from continuing operations before income taxes	$22,137	$(28,542)		$44,650	$(61,174)

Operating results for our television segment were as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2016	2015	Change	2016	2015	Change

Segment operating revenues:
Local	$77,882	$78,816	(1.2)%	$246,951	$224,848	9.8%
National	35,524	34,964	1.6%	106,873	99,593	7.3%
Political	26,892	4,294		44,601	7,015
Retransmission	53,134	36,287	46.4%	160,181	100,700	59.1%
Other	3,851	3,076	25.2%	10,326	6,893	49.8%
Total operating revenues	197,283	157,437	25.3%	568,932	439,049	29.6%
Segment costs and expenses:
Employee compensation and benefits	63,936	62,483	2.3%	193,296	175,912	9.9%
Programs and program licenses	41,292	31,737	30.1%	121,344	81,315	49.2%
Other expenses	33,750	31,510	7.1%	101,002	83,465	21.0%
Total costs and expenses	138,978	125,730	10.5%	415,642	340,692	22.0%
Segment profit	$58,305	$31,707	83.9%	$153,290	$98,357	55.9%
Operating results for our radio segment were as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2016	2015	Change	2016	2015	Change

Segment operating revenues:
Advertising	$18,320	$19,465	(5.9)%	$50,010	$38,106	31.2%
Other	981	956	2.6%	2,077	1,728	20.2%
Total operating revenues	19,301	20,421	(5.5)%	52,087	39,834	30.8%
Segment costs and expenses:
Employee compensation and benefits	7,310	7,355	(0.6)%	21,660	14,825	46.1%
Programs	4,539	4,581	(0.9)%	8,558	7,522	13.8%
Other expenses	4,924	4,412	11.6%	13,295	8,506	56.3%
Total costs and expenses	16,773	16,348	2.6%	43,513	30,853	41.0%
Segment profit	$2,528	$4,073	(37.9)%	$8,574	$8,981	(4.5)%
Operating results for our digital segment were as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2016	2015	Change	2016	2015	Change

Total operating revenues	$15,754	$10,861	45.1%	$43,287	$25,698	68.4%
Segment costs and expenses:
Employee compensation and benefits	12,470	9,688	28.7%	34,104	27,147	25.6%
Other expenses	8,917	4,812	85.3%	22,664	11,761	92.7%
Total costs and expenses	21,387	14,500	47.5%	56,768	38,908	45.9%
Segment loss	$(5,633)	$(3,639)	54.8%	$(13,481)	$(13,210)	2.1%

2. CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	As of September 30, 2016	As of December 31, 2015

ASSETS
Current assets:
Cash and cash equivalents	$88,378	$108,061
Other current assets	203,836	194,569
Total current assets	292,214	302,630
Investments	14,344	13,856
Property and equipment	262,870	271,047
Goodwill	616,780	585,787
Other intangible assets	473,589	479,187
Deferred income taxes	10,533	13,640
Miscellaneous	14,544	14,713
TOTAL ASSETS	$1,684,874	$1,680,860

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$27,573	$31,606
Customer deposits and unearned revenue	14,608	8,508
Current portion of long-term debt	9,312	6,656
Accrued expenses and other current liabilities	55,411	73,053
Total current liabilities	106,904	119,823
Long-term debt (less current portion)	387,339	392,487
Other liabilities (less current portion)	264,158	267,567
Total equity	926,473	900,983
TOTAL LIABILITIES AND EQUITY	$1,684,874	$1,680,860

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our RSUs, are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and therefore exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2016	2015	2016	2015

Numerator (for basic and diluted earnings per share)
Income (loss) from continuing operations	$12,522	$(24,443)	$28,898	$(45,513)
Less income allocated to RSUs	(174)	—	(373)	—
Numerator for basic and diluted earnings per share	$12,348	$(24,443)	$28,525	$(45,513)
Denominator
Basic weighted-average shares outstanding	83,230	84,107	83,654	75,213
Effective of dilutive securities:
Stock options held by employees and directors	288	—	306	—
Diluted weighted-average shares outstanding	83,518	84,107	83,960	75,213